United States
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549


                                    Form 15


CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g) OF
THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS
UNDER SECTIONS 13 AND 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934.
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                                                                  Commission File Number  0-18702
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The S.E.C.T.O.R. Strategy Fund(SM) L.P. (Safety of Equity Capital; Targeting Overall Return)
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                       (Exact name of registrant as specified in its charter)

                        c/o MLIM Alternative Strategies LLC, Princeton Corporate Campus
                       800 Scudders Mill Road - Section 2G, Plainsboro, New Jersey 08536
                                              (609) 282 - 6996
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(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                                         Limited Partnership Units
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                           (Title of each class of securities covered by this Form)

                                                 None
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(Titles of all other classes of securities for which a duty to file reports under section 13(a) or
                                              15(d) remains)

Please place an X in the box(es) to designate the appropriate rule provisions(s) relied upon to terminate or suspend the duty to file reports:

               Rule 12g-4(a)(1)(i)  [X]                    Rule 12h-3(b)(1)(i)   [X]
               Rule 12g-4(a)(1)(ii) [ ]                    Rule 12h-3(b)(1)(ii)  [ ]
               Rule 12g-4(a)(2)(i)  [ ]                    Rule 12h-3(b)(2)(i)   [ ]
               Rule 12g-4(a)(2)(ii) [ ]                    Rule 12h-3(b)(2)(ii)  [ ]
                                                           Rule 15d-6            [ ]

Approximate number of holders of record as of the certification or notice date:  0
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Pursuant to the requirements of the Securities Exchange Act of 1934 ML Futures Investments L.P. has
caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Date: January 9, 2003                          BY: /s/ Michael Pungello
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                                                  Name: Michael Pungello
                                                  Title: Vice President of
                                                         MLIM Alternative Strategies LLC


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